Exhibit 99.4

PHOTRONICS,  INC.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Six Months Ended
	April 28,	April 29,
	2019	2018

Cash flows from operating activities:
Net income	$17,620	$24,670
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	38,515	44,429
Changes in operating assets, liabilities and other	(58,422)	(31,191)

Net cash (used in) provided by operating activities	(2,287)	37,908

Cash flows from investing activities:
Purchases of property, plant and equipment	(140,436)	(44,129)
Government incentive	5,698	-
Other	(23)	296	*

Net cash used in investing activities	(134,761)	(43,833	)*

Cash flows from financing activities:
Proceeds from debt	39,633	-
Contribution from noncontrolling interest	29,394	11,998
Repayments of debt	(61,220)	(2,771)
Dividends paid to noncontrolling interests	(26,102)	-
Purchase of treasury stock	(10,696)	-
Proceeds from share-based arrangements	1,033	3,776
Other	(45)	(267)

Net cash (used in) provided by financing activities	(28,003)	12,736

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	2,843	6,330	*

Net (decrease) increase in cash, cash equivalents, and restrcited cash	(162,208)	13,141	*
Cash, cash equivalents, and restricted cash, beginning of period	331,989 *	310,936	*

Cash, cash equivalents, and restricted cash, end of period	$169,781	$324,077	*

* Amount has been modified to reflect the adoption of ASU 2016-18